CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-184458 on Form S-8 of our report dated April 12, 2016, relating to the consolidated financial statements of Plastic2Oil, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company and its subsidiaries as at December 31, 2015 and 2014, respectively.

/s/ D. Brooks

D. Brooks and Associates CPAs, P.A.

8918 Marlamoor Lane

West Palm Beach, FL 33412

April 14, 2016